As filed with the Securities and Exchange Commission on June 2, 2010

Registration No. 333-150333

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Bioheart, Inc.
(Exact name of registrant as specified in its charter)

Florida	65-0945967
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

13794 NW 4th Street, Suite 212
Sunrise, Florida	33325
(Address of Principal Executive Offices)	(Zip Code)

Officers and Employees Stock Option Plan
Directors and Consultants Stock Option Plan
(Full title of the plans)
Karl E. Groth
Chief Executive Officer
Bioheart, Inc.
13794 NW 4th Street, Suite 212
Sunrise, Florida 33325
(Name and address of agent for service)
(954) 835-1500
(Telephone number, including area code, of agent for service)
with a copy to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
(212) 930-9725

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee Paid

Common Stock, par value $0.001 per share	895,689	$4.12(2)	$3,690,239(2)	$145.03*

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h) promulgated under the Securities Act, the price shown is based upon the average of the high and low prices reported for the Common Stock on the NASDAQ Global Market on April 14, 2008, the date that the Registration Statement was filed.

*	Previously paid

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-150333) previously filed by BioHeart, Inc., a Florida corporation (the “Registrant”), on April 18, 2008 (the “Registration Statement”), which registered 859,689 shares of common stock of the Registrant for issuance pursuant to the 1999 Officers and Employees Stock Option Plan and the 1999 Directors and Consultants Stock Option Plan. This Post-Effective Amendment No. 2 is being filed in order to attach as an exhibit the amended and restated Directors and Consultants Stock Option Plan, which was amended in order to extend the termination date of the Plan until December 1, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 promulgated pursuant to the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 1999 Bioheart Officers and Employees Stock Option Plan as amended and restated effective as of October 8, 2001 (the “Officers Plan”) and the Amended and Restated Bioheart Directors and Consultants Stock Option Plan (the “Directors Plan,” and collectively with the Officers Plan, the “Plans”) pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have previously been filed by Bioheart, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated into this Registration Statement:

•	Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed on May 14, 2010; and

•	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010; and

•

Registrant’s Prospectus dated February 19, 2008, as filed on February 21, 2008 pursuant to Rule 424(b) of the Securities Act, contained in Registrant’s Registration Statement on Form S-1 (File No. 333-140672), as amended (the “S-1 Registration Statement”); and

•

The section entitled “Description of Registrant’s Securities to be Registered” contained in Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on October 2, 2007, and incorporating by reference the information contained in the S-1 Registration Statement.

Each document filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Florida. Our articles of incorporation require us to indemnify and limit the liability of directors to the fullest extent permitted by the Florida Business Corporation Act (the “FBCA”), as it currently exists or as it may be amended in the future.

Pursuant to the FBCA, a Florida corporation may indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another entity, against liability incurred in connection with such proceeding (including any appeal thereof) if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, in accordance with the FBCA, a Florida corporation is permitted to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

Any indemnification made under the above provisions, unless pursuant to a court’s determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding the foregoing, a Florida corporation must indemnify any director, officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

Generally, pursuant to the FBCA, a director of a Florida corporation is not personally liable for monetary damages to our company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) an approval of an unlawful distribution, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

     Furthermore, under the FBCA, a Florida corporation is authorized to make any other further indemnification or advancement of expenses of any of its directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding such office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director, officer, employee, or agent were material to the adjudicated cause of action and the director, officer, employee, or agent (a) violated criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We maintain a liability insurance policy, pursuant to which our directors and officers may be insured against liability they incur for serving in their capacities as directors and officers of our company, including liabilities arising under the Securities Act or otherwise.

We entered into an underwriting agreement in connection with our initial public offering which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-140672).

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Number
Exhibit	Exhibit

4.1	Amended and Restated Articles of Incorporation of Bioheart, Inc., as amended (1)
4.2	Amended and Restated Bylaws of Bioheart, Inc. (2)
4.3	Form of Common Stock Certificate (1)
4.4	1999 Officers and Employees Stock Option Plan (2)
4.5	1999 Directors and Consultants Stock Option Plan (2)
4.6	Amended and Restated Directors and Consultants Stock Option Plan*

5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
23.1	Consent of Consent of Jewett, Schwartz, Wolfe & Associates *
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included as part of Exhibit 5.1)*
24.1	Power of attorney (included on signature page to this Registration Statement)*

*	Filed herewith

(1)	Incorporated by reference to Amendment No. 5 to the Company’s Registration Statement on Form S-1 (File No. 333-140672), filed with the Commission on October 1, 2007.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (File No. 333-140672) filed with the Commission n on February 13, 2007.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that:

A.

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida, on June 1, 2010.

Bioheart, Inc.

By:	/s/ Karl E. Groth

Name: Karl E. Groth
Title: Chief Executive Officer and as attorney in fact for

/s/ KEG	Chief Operating & Financial Officer & Director	June 1, 2010

Peggy A. Farley

/s/ KEG	Director	June 1, 2010

Mark Borman

/s/ KEG	Director	June 1, 2010

Bruce C. Carson

/s/ KEG	Director	June 1, 2010

William P. Murphy, Jr., M.D.

/s/ KEG	Director	June 1, 2010

Richard T. Spencer III

/s/ KEG	Director	June 1, 2010

Charles A. Hart

/s/KEG	Director	June 1, 2010

Lee A. Jones